Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TV2 HOLDING COMPANY

The undersigned, on behalf of TV2 Holding Company (the “Corporation”), a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware, does hereby certify that:

1. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State on July 11, 2007 under the name of “TV2, Inc.” and the last Amended and Restated Certificate of Incorporation (“Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State on October 31, 2013.

2. The name of the Corporation is currently “TV2 Holding Company”.

3. Article I of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read as follows:

The name of the Corporation is “TriVascular Technologies, Inc.”.

4. Pursuant to a resolution of the Board of Directors, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation herein certified was submitted to the stockholders of the Company for approval and was approved by them in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

In Witness Whereof, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer this 22nd day of November, 2013.

/s/ Kimberley Elting
Kimberley Elting, Secretary

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TV2 HOLDING COMPANY

TV2 Holding Company (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Corporation was originally incorporated in Delaware under the name TV2, Inc., and the date of its filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was July 11, 2007.

SECOND: That the Board of Directors of the Corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, and that thereafter, pursuant to such resolutions of the Board of Directors, a consent was signed by the stockholders of the Corporation.

THIRD: That this Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

FOURTH: The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE 1

The name of the Corporation is TV2 Holding Company.

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904, Kent County. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”).

ARTICLE 4

Section 4.01. Classes Of Stock. The total number of shares of stock which the Corporation is authorized to issue is 1,024,334,139 shares, consisting of 623,000,000 shares, par value $0.01 per share, of Common Stock (“Common Stock”) and 401,334,139 shares, par value $0,01 per share, of Preferred Stock (“Preferred Stock”), 64,883,990 shares of Preferred Stock shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”), 30,505,087 shares of Preferred Stock shall be designated as “Series B Preferred Stock” (the “Series B Preferred Stock”), 41,318,181 shares of Preferred Stock shall be designated as “Series C Preferred Stock” (the “Series C Preferred Stock”), 161,626,881 shares of Preferred Stock shall be designated as “Series D Preferred Stock” (the “Series D Preferred Stock”) and 103,000,000 shares of Preferred Stock shall be designated as “Series E Preferred Stock” (the “Series E Preferred Stock”). The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are collectively referred to herein as “Series Preferred.”

Subject to Section 4.02(f), the Board of Directors is hereby empowered to authorize by resolution or resolutions from time to time, subject to the rights of the holders of existing Preferred Stock, the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the DGCL.

Section 4.02. Rights, Preferences And Restrictions Of Preferred Stock.

(a) Rank. The Series Preferred shall, except as otherwise provided in Section 4.02(c)(i), rank pari passu with each other and prior to all other classes and series of capital stock or other equity securities of the Corporation, including the Common Stock and any other class or series of Preferred Stock, with respect to dividend rights and rights on liquidation, dissolution and winding up. All equity securities of the Corporation to which the Series Preferred rank prior, including the Common Stock, are collectively referred to herein as the “Junior Securities.” The definition of Junior Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities.

(b) Dividends. (i) Holders of Series Preferred shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends in respect of each share of Series Preferred to the same extent and on the same basis as, and contemporaneously with, cash dividends as declared by the Board of Directors with respect to shares of Common Stock in an amount equal to the amount that would have been received by the holders of the same number of shares of Common Stock into which such share of Series Preferred was convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such dividends. Such dividends on the Series Preferred shall be payable on a pari passu basis with the Common Stock and on the same dates for payment of dividends in respect of shares of Common Stock (each of such dates being a “Dividend Payment Date”), in preference to dividends on other Junior Securities. Such dividends shall be paid to the holders of record of shares of the Series Preferred, as they appear on the Corporation’s stock register, at the close of business on a record date or dates, which record dates shall be not more than sixty (60) days nor less than ten (10) days prior to the respective Dividend Payment Date, as shall be fixed by the Board of Directors.

(ii) So long as any shares of Series Preferred are outstanding, the Corporation shall not, and shall cause its subsidiaries not to, declare, pay or set apart for payment any dividends or make any other distribution, whether in cash, securities of other Persons, evidences of indebtedness issued by the Corporation or other Persons, assets or options or rights not referred to in Section 4.02(d)(iii)(C), on Junior Securities (or purchase, redeem or otherwise acquire for value any shares of Junior Securities), unless a like ratable dividend or proportionate share of such other distribution, in each case, calculated in accordance with Section 4.02(b)(i) is paid, set apart for payment or otherwise distributed, on or in respect of the Series Preferred, payable as set forth in Section 4.02(b)(i), except for (A) acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company, or (B) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment on the Series Preferred or any Junior Securities which may be in arrears.

(c) Liquidation Preference. (i) In connection with the consummation of any Liquidation Event, the holder of each share of Series E Preferred Stock and Series D Preferred Stock, on a pari passu basis, shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Junior Securities, an amount per share of the Series E Preferred Stock or the Series D Preferred Stock, as applicable, payable in the manner specified in Section 4.02(c)(v), equal to the sum of the Series E Issue Price or the Series D Issue Price, as applicable, plus an amount equal to all declared but unpaid dividends on such share of Series E Preferred Stock or Series D Preferred Stock, as applicable (the “Series E and D Liquidation Preference”). If upon the consummation of a Liquidation Event, the assets and funds thus distributed among the holders of the Series E Preferred Stock and the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full Series E and D Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the shares of Series E Preferred Stock and Series D Preferred Stock based on the respective amounts that would be payable on such shares of Series E Preferred Stock and Series D Preferred Stock if the Series E and D Liquidation Preference payable thereon were paid in full.

(ii) After payment has been made in full to the holders of the Series E Preferred Stock and Series D Preferred Stock, as provided in Section 4.02(c)(i), the holder of each share of Series A Preferred Stock, each share of Series B Preferred Stock and each share of Series C Preferred Stock, on a pari passu basis, shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Junior Securities, the following respective amounts: (1) an amount per share of Series A Preferred Stock, payable in the manner specified in Section 4.02(c)(v), equal to the sum of the Series A Issue Price, plus an amount equal to all declared but unpaid dividends on such share of Series A Preferred Stock, and (2) an amount per share of Series B Preferred Stock, payable in the manner specified in Section 4.02(c)(v), equal to the sum of the Series B Issue Price, plus an amount equal to all declared but unpaid dividends on such share of Series B Preferred Stock, and (3) an amount per share of Series C Preferred Stock, payable in the manner specified in Section 4.02(c)(v), equal to the sum of the Series C Issue Price, plus an amount equal to all declared but unpaid dividends on such share of Series C Preferred Stock (such amounts, as applicable with respect to each series of Preferred Stock, and together with the Series E and D Liquidation Preference are referred to collectively as “Liquidation Preference”). If upon the consummation of a Liquidation Event, after satisfaction of the Series E and D Liquidation Preference, the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference with respect to each such series of Preferred Stock, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock based on the respective amounts that would be payable on such shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock if the Liquidation Preference payable thereon were paid in full.

(iii) In addition to the Liquidation Preference, upon the consummation of a Liquidation Event, the holders of Series Preferred shall be entitled to participate with the holders of Junior Securities in the distribution of any remaining assets of the Corporation available for distribution to the stockholders on an as-converted to Common Stock basis until such time as (A) the holders of Series E Preferred Stock have received an amount per share (including amounts distributed under Section 4.02(c)(i)) equal to the Series E Issue Price multiplied by three, (B) the holders of Series D Preferred Stock have received an amount per share (including amounts distributed under Section 4.02(c)(i)) equal to the Series D Issue Price multiplied by three, (C) the holders of Series C Preferred Stock have received an amount per share (including amounts distributed under Section 4.02(c)(ii)) equal to the Series C Issue Price multiplied by three, (D) the holders of Series B Preferred Stock have received an amount per share (including amounts distributed under Section 4.02(c)(ii)) equal to the Series B Issue Price multiplied by three and (E) the holders of Series A Preferred Stock have received an amount per share (including amounts distributed under Section 4.02(c)(ii)) equal to the Series A Issue Price multiplied by four.

(iv) After payment has been made in full to the holders of the Series Preferred, as provided in Section 4.02(c)(i), Section 4.02(c)(ii) and Section 4.02(c)(iii), the holders of the Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, ratably be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Series Preferred shall not be entitled to share therein.

(v) Any amounts payable to the holders of Series Preferred pursuant to this Section 4.02(c) shall be payable in cash; provided that if the Liquidation Event is a Deemed Liquidation, holders of 60% or more of the then outstanding shares of Series Preferred, voting together as a single class, may elect, by written notice to the Corporation, to cause all holders of Series Preferred to receive the same form of consideration as is payable with respect to the Common Stock in connection with such Deemed Liquidation. Any non-cash consideration distributed to holders of Series Preferred pursuant to this Section 4.02(c) will have a value equal to the Fair Market Value of such consideration.

(d) Conversion. The holders of Series Preferred shall have conversion rights as follows:

(i) Optional Conversion. (A) Subject to the provisions of this Section 4.02(d), each share (or fractional share) of Series Preferred, as applicable, shall be convertible, at the option of the holder thereof, at any time after the Series E Issue Date into duly and validly issued, fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock deliverable upon conversion of each share of Series Preferred, as applicable, shall be equal to the applicable Conversion Ratio.

(B) All of the shares of Series Preferred shall be converted into shares of Common Stock at the applicable Conversion Ratio at the close of business on the date specified by written consent or agreement of the holders of sixty percent (60%) or more of the then outstanding shares of Series Preferred, voting together as a single class.

(C) Before any holder of shares of Series Preferred shall be entitled pursuant to this Section 4.02(d)(i) to convert any such shares into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series Preferred, as applicable, and shall give written notice to the Corporation at its principal corporate office of the election to convert such shares of Series Preferred and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Series Preferred are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series Preferred being converted, or to the nominee or nominees of such holder, a certificate or certificates for the number of whole shares of Common Stock to which such holder shall be entitled pursuant to Section 4.02(d)(i), and cash (as provided in Section 4.02(d)(viii)) in respect of any fraction of a share of Common Stock issuable upon such conversion, together with all declared and unpaid dividends on the shares of Series Preferred so converted. Any such conversion shall be deemed to have been made (x) in the case of any conversion pursuant to Section 4.02(d)(i)(A), immediately prior to the close of business on the date of such surrender of the shares of Series Preferred to be converted and (y) in the case of any conversion pursuant to Section 4.02(d)(i)(B), immediately prior to the close of business on the date specified in such written consent or agreement and, in each case, the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(D) If a conversion pursuant to Section 4.02(d)(i) is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Series Preferred for conversion (in the case of a conversion pursuant to Section 4.02(d)(i)(A)) or the holders of sixty percent (60%) or more of the then outstanding shares of Series Preferred (in the case of a conversion pursuant to Section 4.02(d)(i)(B)), be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series Preferred shall not be deemed to have converted such Series Preferred until immediately prior to the closing of such sale of securities. If a conversion pursuant to Section 4.02(d)(i) is in connection with a Liquidation Event, the conversion may, at the option of any holder tendering Series Preferred for conversion (in the case of a conversion pursuant to Section 4.02(d)(i)(A)) or the holders of sixty percent (60%) or more of the then outstanding shares of Series Preferred (in the case of a conversion pursuant to Section 4.02(d)(i)(B)), be conditioned upon the closing of such Liquidation Event, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series Preferred shall not be deemed to have converted such Series Preferred until immediately prior to the closing of such Liquidation Event. All shares of Common Stock delivered upon conversion of the Series Preferred will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of certificates representing shares of Series Preferred, such shares shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive Common Stock and other amounts payable pursuant to this Section 4.02(d).

(ii) Automatic Conversion. (A) Each share of Series Preferred shall automatically be converted into a number of shares of Common Stock equal to the applicable Conversion Ratio immediately upon the consummation of a Qualifying IPO without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

(B) Upon the occurrence of such automatic conversion, each holder of shares of Series Preferred shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series Preferred, and shall give written notice to the Corporation at its principal corporate office and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Series Preferred are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series Preferred being converted, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled pursuant to this Section 4.02(d)(ii), and cash (as provided in Section 4.02(d)(viii)) in respect of any fraction of a share of Common Stock issuable upon such conversion, together with all declared and unpaid dividends on the shares of Series Preferred so converted. In the case of any such conversion, the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date regardless of whether the shares of Series Preferred have been surrendered as of such date. All shares of Common Stock delivered upon conversion of the Series Preferred will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights. Upon the consummation of the Qualifying IPO, the shares of Series Preferred shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares shall immediately terminate except the right to receive Common Stock and other amounts payable pursuant to this Section 4.02(d).

(iii) Conversion Price Adjustments of Series Preferred for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series Preferred shall be subject to adjustment from time to time as follows:

(A) (1) If the Corporation shall issue or sell, after the Series E Issue Date, any Additional Securities without consideration or for a consideration per share less than the applicable Conversion Price for the Series E Preferred Stock in effect immediately prior to the issuance of such Additional Securities, the applicable Conversion Price for the Series Preferred in effect immediately prior to each such issuance or sale shall forthwith be reduced, concurrently with such issue or sale, to a price (calculated to the nearest cent) determined by multiplying such applicable Conversion Price by the following fraction:

P + (N x R)

    P + F

Where:

P =	the number of shares of Common Stock outstanding immediately prior to such issue, calculated on a Fully Diluted Basis

N =	the number of shares of Common Stock which the net aggregate consideration, if any, received by the Corporation for the total number of such additional shares of Additional Securities so issued or sold would purchase at the applicable Conversion Price in effect immediately prior to such issuance or sale

R =	P

      P + F

F =	the number of additional shares of Additional Securities so issued or sold

(2) No adjustment of such applicable Conversion Price shall be made in an amount less than one cent per share; provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to two years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of two years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Section 4.02(d)(iii)(A)(4)(IlI), no adjustment of such applicable Conversion Price pursuant to this Section 4.02(d)(iii)(A) shall have the effect of increasing the Conversion Price above the applicable Conversion Price in effect immediately prior to such adjustment.

(3) In the case of an issuance of Additional Securities for cash, the value of the consideration received for such Additional Securities shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of an issuance of Additional Securities in whole or in part for consideration other than cash, the value of the consideration received for such Additional Securities shall be deemed to be the Fair Market Value thereof before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. Notwithstanding anything herein to the contrary, if any Additional Securities, options to purchase or rights to subscribe for Additional Securities, or securities by their terms convertible into or exchangeable for Additional Securities or options to purchase or rights to subscribe for such convertible or exchangeable securities, shall be issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the Fair Market Value of such portion of the assets and business of the non-surviving corporation as shall be attributable to such Additional Securities, options, rights or securities, as the case may be. Notwithstanding anything herein to the contrary, if any Additional Securities shall be issued together with other securities of the Corporation that are not Additional Securities as part of an integrated transaction, the value of the consideration received for such Additional Securities shall be determined in the manner described in clause (C) of the definition of “Fair Market Value” in Article 1.3, unless no specific consideration has been allocated to such Additional Securities by the parties to such transaction, in which case such Additional Securities shall be deemed to have been issued without consideration.

(4) In the case of the issuance (whether before, on or after the Series E Issue Date) of options to purchase or rights to subscribe for Additional Securities, securities by their terms convertible into or exchangeable for Additional Securities or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4.02(d)(iii)(A) and Section 4.02(d)(iii)(B):

I. The aggregate maximum number of shares of Common Stock deliverable upon exercise (to the extent then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4.02(d)(iii)(A)(3)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

II. The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (to the extent then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 4.02(d)(iii)(A)(3)).

III. In the event of any change in the number of shares of Common Stock (other than as a result of a stock split, stock dividend or similar event) deliverable or in the consideration payable to the Corporation upon exercise of such outstanding options or rights or upon conversion of or in exchange for such outstanding convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the applicable Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

IV. The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4.02(d)(iii)(A)(4)(I) and Section 4.02(d)(iii)(A)(4)(II) shall be appropriately adjusted to reflect any change of the type described in Section 4.02(d)(iii)(A)(4)(III).

(B) “Additional Securities” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4.02(d)(iii)(A)(4)) by the Corporation after the Series E Issue Date other than shares of Common Stock issued or issuable:

(1) pursuant to a transaction described in Section 4.02(d)(iii)(C) hereof;

(2) to employees, consultants, directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved from time to time by the Board of Directors, including the affirmative vote of a majority of the representative(s) nominated by holders of shares of Preferred Stock;

(3) as a dividend or distribution on Series Preferred;

(4) upon conversion of shares of Series Preferred;

(5) in connection with a bona fide acquisition by the Corporation of another Person, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, that has been approved by the Board of Directors, including the affirmative vote of a majority of the representative(s) nominated by holders of shares of Preferred Stock;

(6) to banks, real property lessors, equipment lessors or other financing or commercial institutions (including, but not limited to, venture debt or mezzanine debt providers) in connection with leasing or lending transactions approved by the Board of Directors, including the affirmative vote of a majority of the representative(s) nominated by holders of shares of Preferred Stock;

(7) to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors, including the affirmative vote of a majority of the representative(s) nominated by holders of shares of Preferred Stock;

(8) upon (i) exercise of that certain warrant to purchase Common Stock issued on March 28, 2008 to Boston Scientific Scimed, Inc., (ii) exercise of those certain warrants to purchase up to a total of 1,451,612 shares of Common Stock and up to a total of 409,090 shares of Series C Preferred Stock in the aggregate issued to Pinnacle Ventures II Equity Holdings, L.L.C., and Pinnacle Ventures III Equity Holdings, L.L.C., or affiliates thereof (the “Pinnacle Warrants”), (iii) conversion of the shares of Series C Preferred Stock issuable upon exercise of the Pinnacle Warrants for Series C Preferred Stock, (iv) exercise of those certain warrants to purchase up to a total of 6,800,000 shares of Common Stock issued to Capital Royalty Partners II, L.P. and Parallel Investments Opportunities Partners II, L.P. or affiliates thereof (the “Capital Royalty Warrants”), (v) exercise of certain warrants to purchase up to a total of 7,161,829 shares of Series D Preferred Stock (the “Series D Warrants”), or (vi) conversion of any shares of Series D Preferred Stock issuable upon exercise of the Series D Warrants into Common Stock;

(9) in connection with any underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor or similar form; or

(10) pursuant to a transaction with respect to which the holders of at least 60% of the outstanding shares of Series Preferred, voting together as a single class, shall have expressly agreed in writing shall not constitute “Additional Securities.”

(C) In the event the Corporation should at any time or from time to time after the Series E Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof) and without a corresponding split or subdivision of the outstanding shares of Series Preferred, then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series Preferred shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to the Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4.02(d)(iii)(A)(4).

(D) If the number of shares of Common Stock outstanding at any time after the Series E Issue Date is decreased by a combination of the outstanding shares of Common Stock without a corresponding split or subdivision of the outstanding shares of Series Preferred, then, following the record date of such combination, the applicable Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(iv) Mergers, Consolidations, etc. Except as otherwise provided in Section 4.02(c) and this Section 4.02(d), in case of any reclassification (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), capital reorganization or other change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Corporation with or into another entity, or any sale or conveyance of all or substantially all of the assets of the Corporation or of the Person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, the Corporation shall cause effective provision to be made so that each holder of a share of Series Preferred shall be entitled to receive, upon conversion of such share of Series Preferred, the kind and number of shares of stock or other securities or property

(including cash) receivable upon such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share of Series Preferred was convertible immediately prior to such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance (assuming such holder of Common Stock (x) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or conveyance was made, as the case may be (“Constituent Person”), or an affiliate of a Constituent Person and (y) failed to exercise any rights of election as to the kind or amount of securities or property (including cash) receivable upon such reclassification, capital reorganization, change, consolidation, merger, sale or conveyance (provided, that if the kind or amount of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization, change, consolidation, merger, sale or conveyance is not the same for each share of Common Stock held immediately prior to such reclassification, capital reorganization, change, consolidation, merger, sale or conveyance by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-electing Share”), then for the purpose of this Section 4.02(d)(iv) the kind and amount of securities, cash and other property receivable upon such reclassification, capital reorganization, change, consolidation, merger, sale or conveyance by each Non-electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-electing Shares)). Adjustments for events subsequent to the effective date of such a consolidation, merger and sale of assets shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4.02(d). In any such event, effective provisions shall be made in the certificate or articles of incorporation of the resulting or surviving corporation, in any contract of sale, conveyance, lease or transfer, or otherwise so that the provisions set forth herein for the protection of the rights of the holder of Series Preferred shall thereafter continue to be applicable; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon exercise, such shares of stock, other securities, cash and property. Notwithstanding anything herein to the contrary, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made for the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series Preferred to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon conversion of shares of Series Preferred. This paragraph shall similarly apply to successive reclassifications, capital reorganizations and other changes of outstanding shares of Common Stock and to successive consolidations or mergers.

(v) No Impairment. Without the consent obtained in accordance with the provisions of Section 4.02(f)(i), the Corporation will not, by amendment of its certificate of incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.02(d) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against impairment. Without limiting the generality of the foregoing, the Corporation will not increase the par value of any shares of Common Stock receivable on the conversion of the Series Preferred above the amount payable therefor on such conversion.

(vi) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section 4.02(d), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series Preferred, as applicable, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price and Conversion Ratio for such Series Preferred at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Series Preferred.

(vii) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series Preferred, in addition to such other remedies as shall be available to the holder of Series Preferred, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its certificate of incorporation.

(viii) Cash in Lieu of Fractional Shares. The Corporation shall, in lieu of issuing fractional shares of Common Stock or scrip representing fractional shares upon the conversion of shares of Series Preferred, pay to the holder of the shares of Series Preferred, which were converted, a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the Fair Market Value per share of the Common Stock at the close of business on the effective date of conversion.

(ix) Partial Conversion. In the event some but not all of the shares of Series Preferred represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of such Series Preferred which were not converted.

(x) Taxes. The Corporation shall pay any and all issuance, delivery and transfer taxes in respect of the issuance or delivery of shares of Common Stock on conversion of the Series Preferred pursuant hereto The Corporation shall not, however, be required to pay any tax in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the holder of the Series Preferred so converted, and no such issuance or delivery shall be made unless and until the Person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the Corporation’s satisfaction that such tax has been paid.

(xi) Other Actions. Notwithstanding anything to the contrary herein, before taking any action that would cause an adjustment reducing the applicable Conversion Ratio such that the effective applicable Conversion Price would be below the then par value of the Common Stock, the Corporation shall take any action which may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the Conversion Ratio as so adjusted. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 4.02(d), the Corporation shall take any action which may be necessary, including obtaining regulatory approvals or exemptions, in order that the Corporation may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock which the holders of Series Preferred are entitled to receive upon conversion thereof.

(e) Voting Rights. Except as required by law or otherwise provided in Section 4.02(f), the holders of shares of Series Preferred and the holders of shares of Common Stock shall vote together as a single class for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. In any such vote, each share of Series Preferred shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the Common Stock into which such share of Series Preferred, as applicable, would have been convertible on the record date for such vote, or if no record date has been established, on the date such vote is taken. With respect to such vote, the holder of each share of Series Preferred shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation.

(f) Protective Provisions. (i) So long as any shares of Series Preferred are outstanding, the Corporation shall not, whether by merger, consolidation, business combination, other extraordinary corporate transaction or otherwise, without first obtaining the written approval of the holders of at least sixty percent (60%) of the then outstanding shares of Series Preferred, voting together as a single class:

(A) enter into or consummate a transaction that would constitute a Liquidation Event;

(B) amend, alter or repeal its Amended and Restated Certificate of Incorporation or the bylaws of the Corporation or change the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock into any other securities, cash or other property;

(C) authorize, create or issue, or obligate itself to issue, or increase the authorized amount of; any additional Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, or any equity securities (including any security convertible into or exercisable for any such equity securities) ranking pari passu with or prior to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock with respect to voting, dividends, upon liquidation or otherwise, or increase the authorized amount of the Common Stock;

(D) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Junior Securities; provided, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any of its subsidiaries pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment, at the lower of (1) the Fair Market Value and (2) the issue price of such equity securities;

(E) authorize, create or issue, or obligate itself to issue, any debt securities, if, after the issuance of such debt securities the Corporation’s aggregate indebtedness would exceed $1,000,000, unless the issuance of such debt securities has received the prior approval of the Board of Directors;

(F) increase or decrease the size of the Board of Directors; or

(G) declare any cash dividend or other distribution with respect to any shares of capital stock of the Corporation.

(ii) So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, whether by merger, consolidation, business combination, other extraordinary corporate transaction or otherwise, without first obtaining the written approval of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series C Preferred Stock, amend, alter, or repeal any provision of its Amended and Restated Certificate of Incorporation so as to adversely affect the rights, preferences or privileges of Series C Preferred Stock in a manner that is disproportionate to any other series of Preferred Stock provided, however, for avoidance of doubt, that the creation of a new equity security with rights, preferences, or other special powers or privileges that are pari passu or senior to the Series C Preferred Stock shall be subject to Section 4.02(f)(i)(C) and not this Section 4.02(f)(ii).

(iii) So long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not, whether by merger, consolidation, business combination, other extraordinary corporate transaction or otherwise, without first obtaining the written approval of the holders of at least seventy percent (70%) of the then outstanding shares of Series D Preferred Stock, amend, alter, or repeal any provision of its Amended and Restated Certificate of Incorporation so as to adversely affect the rights, preferences or privileges of Series D Preferred Stock in a manner that is disproportionate to any other series of Preferred Stock; provided, however, for avoidance of doubt, that the creation of a new equity security with rights, preferences, or other special powers or privileges that are pari passu or senior to the Series D Preferred Stock shall be subject to Section 4.02(f)(i)(C) and not this Section 4.02(f)(iii).

(iv) So long as any shares of Series E Preferred Stock are outstanding, the Corporation shall not, whether by merger, consolidation, business combination, other extraordinary corporate transaction or otherwise, without first obtaining the written approval of the holders of at least sixty-five percent (65%) of the then outstanding shares of Series E Preferred Stock, amend, alter, or repeal any provision of its Amended and Restated Certificate of Incorporation so as to adversely affect the rights, preferences or privileges of Series E Preferred Stock provided, however, for avoidance of doubt, that the creation of a new equity security with rights, preferences, or other special powers or privileges that are pari passu or senior to the Series E Preferred Stock shall be subject to Section 4.02(f)(i)(C) and not this Section 4.02(f)(iv).

(v) The consent or votes required in Section 4.02(f)(i)-(iv) shall be in addition to any consent or approval of stockholders of the Corporation which may be required by law or pursuant to any provision of the Corporation’s Amended and Restated Certificate of Incorporation or bylaws or the Stockholders’ Agreement.

(g) No Reissuance Of Outstanding Preferred Stock. No share or shares of Series Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series Preferred accordingly.

(h) Notices; Notices of Record Date. (A) In the event of:

(1) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(2) any Liquidation Event or any event or action which requires or might require an adjustment pursuant to Section 4.02(d),

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series Preferred a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such Liquidation Event or event or action requiring adjustment is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such event. Such notice shall be mailed at least twenty (20) days prior to the date specified in such notice on which such event, action or record is to be taken or on which a Liquidation Event is expected to become effective.

(B) Without limiting the generality of Section 4.02(h)(A), any notice required by the provisions of this Section 4.02 to be given to the holders of shares of Series Preferred shall be deemed delivered (1) upon personal delivery to the party to be notified, (2) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (3) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (4) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to each holder of record at his address appearing on the books of the Corporation.

Section 4.03 Common Stock.

(a) General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders of any then outstanding Preferred Stock.

(b) Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

(c) Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, except as otherwise provided in this Amended and Restated Certificate of Incorporation, each issued and outstanding share of Common Stock shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to the holders of Common Stock after the payment of all debts and other liabilities and subject to any preferential rights of any then outstanding Preferred Stock; provided, that, except to the extent the terms of any Junior Securities shall explicitly provide to the contrary, no payment or distribution shall be required to be made to the holders of Junior Securities pursuant to this Amended and Restated Certificate of Incorporation as a consequence of any Deemed Liquidation.

(d) Voting Rights. Except as, otherwise required by law or provided in this Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held of record by such holder on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law or provided in this Amended and Restated Certificate of Incorporation, holders of Preferred Stock shall vote together with holders of Common Stock as a single class, subject to any special or preferential voting rights of any then outstanding Preferred Stock. Except as otherwise required by law, there shall be no cumulative voting.

(e) Redemption. The Common Stock is not redeemable.

(f) Adjustment in Authorized Common Stock. Subject to Section 4.02(f), the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the stock of the Corporation, voting together as a single class on an as-converted basis.

ARTICLE 5

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

(a) Subject to and in compliance with Section 4.02(f), the Board of Directors is expressly authorized to adopt, repeal, alter, amend and rescind any or all of the bylaws of the Corporation.

(b) Elections of directors need not be written by ballot unless the bylaws of the Corporation shall so provide.

(c) The books of the Corporation may be kept at such place within or without the State of Delaware as the bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors.

ARTICLE 6

Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. If the DGCL is amended after approval by the stockholders of the Corporation of this Article 6 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE 7

The Corporation, subject to and in compliance with Section 4.02(f), reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on a stockholder herein are granted subject to this reservation.

ARTICLE 8

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE 9

The management of the Corporation shall vest in the Board of Directors, subject to Article 2 of the Stockholders’ Agreement.

The Board of Directors shall consist of the number of directors, and shall be constituted in the manner, set forth in Section 2.01 of the Stockholders’ Agreement.

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide.

Stockholders may act by written consent in lieu of meeting pursuant to Section 228 of the DGCL.

ARTICLE 10

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE 11

The Corporation shall, to the fullest extent permitted by the DGCL, indemnify and hold harmless each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by an Indemnitee or on Indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom. Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the Indemnitee to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article 11, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

Notwithstanding the above, the Corporation shall not indemnify any Indemnitee seeking indemnification in connection with an action, suit or proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors.

The indemnification rights provided in this Article 11 (i) shall be contract rights, (ii) shall not be deemed exclusive of any other rights to which Indemnitees may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (iii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article 11, in each case as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the DGCL.

Neither the amendment or repeal of this Article 11, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate or reduce the effect of this Article 11 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

ARTICLE 12

Certain stockholders of the Corporation shall have preemptive rights to purchase additional securities of the Corporation pursuant to, and to the extent set forth in, Section 3.04 of the Stockholders’ Agreement. Such preemptive rights, including rights regarding amendment, waiver or termination of such rights, shall be governed by the Stockholders’ Agreement.

ARTICLE 13

Section 13.01 Definitions. When used in this Amended and Restated Certificate of Incorporation the following terms shall have the meaning indicated.

“Board of Directors” means the Board of Directors of the Corporation.

“Conversion Price” means (a) the amount initially equal to the Series A Issue Price as heretofore adjusted to $0.6409 pursuant that certain Certificate of Adjustment dated June 1, 2012 (the “Certificate of Adjustment”) with respect to the Series A Preferred Stock, (b) the amount initially equal to the Series B Issue Price as heretofore adjusted to $0.6409 pursuant the Certificate of Adjustment with respect to the Series B Preferred Stock, (c) the amount initially equal to the Series C Issue Price as heretofore adjusted to $0.6953 pursuant the Certificate of Adjustment with respect to the Series C Preferred Stock, (d) the amount initially equal to the Series D Issue Price with respect to the Series D Preferred Stock and (e) the amount initially equal to the Series E Issue Price with respect to the Series E Preferred Stock, subject to further adjustment as set forth in Section 4.02(d)(iii).

“Conversion Ratio” means the quotient obtained by dividing the Series A Issue Price, Series B Issue Price, Series C Issue Price, Series D Issue Price or Series E Issue Price, as applicable, by the applicable Conversion Price in effect (i) in the case of a conversion pursuant to Section 4.02(d)(i)(A), on the date the certificate representing the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock is surrendered for conversion, (ii) in the case of a conversion pursuant to Section 4.02(d)(i)(B), on the date specified in such written consent or agreement and (iii) in the case of a conversion pursuant to Section 4.02(d)(ii), on the date of consummation of a Qualifying IPO.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means, as of any date of determination:

(A) With respect to securities traded on a securities exchange or through the Nasdaq Global Market, the value shall be deemed to be the average of the closing price (or, in the case of any security listed and traded on the New York Stock Exchange, the price at the close of the regular session of trading as reported on the NYSE Consolidated Tape) of the securities on such exchange or quotation system over the 30-day period ending three days prior to such date of determination;

(B) With respect to securities actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale price (whichever is applicable) over the 30-day period ending three days prior to such date of determination; and

(C) With respect to securities for which there is no active public market, and with respect to property or other assets, the fair market value thereof, shall be as determined in good faith by the Board of Directors, including the affirmative vote of a majority of the representative(s) nominated by holders of shares of Preferred Stock and subject to the provisions of the Stockholders’ Agreement. In making such determination, the Board of Directors shall take into account the impact of all terms of the security or securities being issued, including without limitation: conversion premium or price, liquidation preference, dividends, attached warrants, exercise price and the like.

“Fully Diluted Basis” means all outstanding shares of Common Stock and all shares of Common Stock issuable in respect of securities convertible into or exchangeable for Common Stock, stock appreciation rights or options, warrants and other irrevocable rights to purchase or subscribe for Common Stock or securities convertible into or exchangeable for Common Stock; provided that no Person shall be deemed to own, on a Fully Diluted Basis, shares of Common Stock that such Person has the right to acquire from any Person other than the Corporation.

“Series A Issue Price” means $1.00, as equitably adjusted for any stock splits, stock dividends, recapitalizations or the like.

“Series B Issue Price” means $1.00, as equitably adjusted for any stock splits, stock dividends, recapitalizations or the like.

“Series C Issue Price” means $1.10, as equitably adjusted for any stock splits, stock dividends, recapitalizations or the like.

“Series D Issue Price” means $0.3896, as equitably adjusted for any stock splits, stock dividends, recapitalizations or the like.

“Series E Issue Date” means the first date of issuance of shares of Series E Preferred Stock.

“Series E Issue Price” means $0.3896, as equitably adjusted for any stock splits, stock dividends, recapitalizations or the like.

“Liquidation Event” means (i) a liquidation, dissolution or winding up of the Corporation or (ii) unless the holders of sixty percent (60%) or more of the then outstanding shares of Series Preferred, voting together as a single class, elect otherwise, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation other than any merger effected exclusively for the purpose of changing the domicile of the Corporation) or a sale of all or substantially all of the assets of the Corporation unless, in the case of any such transaction or sale, the Corporation’s stockholders of record as constituted immediately prior to such transaction or sale will, immediately after such transaction or sale (by virtue of securities issued as consideration for the Corporation’s securities or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity or an entity controlling such surviving or acquiring entity in the same proportions among such stockholders as held by them immediately prior to such transaction or (B) a transaction or series of transactions in which a person or group of persons (as defined in Rule 13d-5(b)(l) of the Exchange Act) acquires beneficial ownership (as determined in accordance with Rule 13d-3 of the Exchange Act) of more than fifty percent (50%) of the voting power of the Corporation, provided that in the case of this clause (B) no persons shall be deemed to constitute such a group solely by virtue of complying with the Stockholders’ Agreement (each of the events described in clause (ii) above are herein referred to as a “Deemed Liquidation”).

“Person” means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency, unit or instrumentality thereof.

“Qualifying IPO” means a firm commitment, underwritten public offering of shares of Common Stock pursuant to an effective registration statement filed under the Securities Act in which the aggregate gross proceeds to the Corporation (before underwriting discounts, commission and fees) are no less than $35,000,000.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stockholders’ Agreement” means the Fourth Amended and Restated Stockholders’ Agreement dated on or about November 1, 2013 by and among the Corporation and certain stockholders of the Corporation and other persons named therein, as it may be amended, modified or supplemented from time to time.

Section 13.02 Terms.

Term	Section
Additional Securities	Section 4.02(d)(iii)(B)
Capital Royalty Warrants	Section 4.02(d)(iii)(B)(8)
Common Stock	Section 4.01
Common Stock Equivalents	Section 4.02(d)(iii)(C)
Constituent Person	Section 4.02(d)(iv)
Corporation	Preamble
DGCL	Article 3
Dividend Payment Date	Section 4.02(b)(i)
Indemnitee	Article 11
Junior Securities	Section 4.02(a)
Liquidation Preference	Section 4.02(c)(ii)
Non-electing Share	Section 4.02(d)(iv)
Pinnacle Warrants	Section 4.02(d)(iii)(B)(8)
Series A Preferred Stock	Section 4.01
Series B Preferred Stock	Section 4.01
Series C Preferred Stock	Section 4.01
Series D Preferred Stock	Section 4.01
Series D Warrants	Section 4.02(d)(iii)(B)(8)
Series E Preferred Stock	Section 4.01
Series Preferred	Section 4.01
Stockholders’ Agreement	Article 3

FIFTH: The foregoing amendment and restatement has been duly adopted by the Board of Directors of the Corporation in accordance with the applicable provisions of Section 242 and 245 of the DGCL.

SIXTH: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on this 31st day of October, 2013.

TV2 HOLDING COMPANY

By:	/s/ Michael Kramer
Name: Michael Kramer
Title: Chief Financial Officer